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                             ARTICLES SUPPLEMENTARY

                            OHIO NATIONAL FUND, INC.


         These Articles Supplementary are filed for record in connection with the classification of certain unissued and heretofore unclassified shares of stock of Ohio National Fund, Inc., a Maryland corporation, as follows:

                  FIRST: Pursuant to resolutions duly adopted at a meeting held on February 11, 1998, the Board of Directors has classified and designated (a) ten million (10,000,000) of the unissued and heretofore unclassified shares of the common stock of the corporation as comprising the Emerging Growth class of the common stock of corporation, (b) ten million (10,000,000) of the unissued and heretofore unclassified shares of the common stock of the corporation as comprising the High Income Bond class of the common stock of the corporation, (c) ten million (10,000,000) of the unissued and heretofore unclassified shares of the common stock of the corporation as comprising the Equity Income class of the common stock of the corporation, and (d) ten million (10,000,000) of the unissued and heretofore unclassified shares of the common stock of the corporation as comprising the Blue Chip class of the common stock of the corporation, and has provided that all the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of shares classified and designated as each of the foregoing classes shall be the same as those of the Equity, Money Market, Bond, Omni, International, Capital Appreciation,
         Small Cap, Global Contrarian, Aggressive Growth, Core Growth, Growth &
         Income, S&P 500 Index, Social Awareness, Strategic Income, Stellar and
         Relative Value classes as set forth in Article SIXTH of the Articles of Incorporation as amended and supplemented to date.

                  SECOND: The Emerging Growth, High Income Bond, Equity Income and Blue Chip classes of common stock of the corporation have been so classified by the Board of Directors under the authority contained in Article FIFTH of the Articles of Incorporation.

                  WHEREFORE, Ohio National Fund, Inc. has caused these Articles
         Supplementary to be executed in Montgomery, Ohio by its authorized officers this 6th day of March, 1998.


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OHIO NATIONAL FUND, INC.



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
By                                           Attest:
   ---------------------------------                --------------------------------
      John J. Palmer, President                      Ronald L. Benedict, Secretary



STATE OF OHIO              )
                           )  SS.
COUNTY OF HAMILTON         )


I hereby certify that on the 6th day of March, 1998 before me, the subscriber, a Notary Public of the State of Ohio in and for the County aforesaid, personally appeared John J. Palmer, President of Ohio National Fund, Inc., a Maryland corporation, and acknowledged the foregoing Articles Supplementary to be the act and deed of said corporation, and that the matters set forth in said Articles Supplementary with respect to authorization and approval are true to the best of his knowledge, information and belief.

WITNESS my hand and Notarial Seal the day and year last above written.



                                         ----------------------------------
                                         Notary Public